Exhibit 99.(h)(9)

AMENDMENT TO EXPENSE LIMITATION AGREEMENT

ETFis Series Trust I

THIS AMENDMENT (the “Amendment”), effective as of January 1, 2020, to that certain Expense Limitation Agreement, effective as of February 8, 2018 (the “Expense Limitation Agreement”), is entered into by and between NEWFLEET MULTI-SECTOR BOND ETF (the “Fund”), a series of shares of ETFis Series Trust I, a Delaware statutory trust (the “Trust”) and VIRTUS ETF ADVISERS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, each of the Fund and the Adviser is a party to the Expense Limitation Agreement; and

WHEREAS, each of the Fund and the Adviser desires to amend the Expense Limitation Agreement to replace Paragraph 1(b) – Operating Expense Limit.

NOW, THEREFORE, the parties agree as follows:

1.           Paragraph 1(b) – Operating Expense Limit of the Expense Limitation Agreement is hereby deleted in its entirety and replaced with the following:

(b)        Operating Expense Limit.  The Fund’s maximum Operating Expense Limit in any year shall be 0.49% of the average daily net assets of the Fund.

2.           Except to the extent amended hereby, the Expense Limitation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I, on behalf of		VIRTUS ETF ADVISERS LLC
Newfleet Multi-Sector Bond ETF

By:	/s/ William J. Smalley	By:	/s/Brinton W. Frith
	William J. Smalley, President		Brinton W. Frith, President